Trailer Bridge, Inc.

CONTACT:                          -OR-          TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                            The Equity Group Inc.
John D. McCown                                  www.theequitygroup.com
Chairman & CEO                                  Adam Prior       (212) 836-9606
(800) 554 -1589                                 Devin Sullivan   (212) 836-9608

                             FOR IMMEDIATE RELEASE
                             ---------------------

                  TRAILER BRIDGE REPORTS FIRST QUARTER RESULTS
                  --------------------------------------------
                       AND IMPROVED RECENT BUSINESS LEVELS
                       -----------------------------------

           >> Company Expects Second Quarter of 2003 to be Profitable
                       if Current Revenue Levels Continue
              >> Schedules Financial Community Conference Call for
                       Thursday, May 15, 2003 at 2:00 PM

Jacksonville, FL - May 14, 2003 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today reported the financial results for the first quarter ended March 31, 2003 (see attached table), highlighted by positive net cash provided by operating activities and a significant increase in volume and revenue from mid-March that has continued into the second quarter of 2003.

Recent Increase in Vessel Capacity Utilization an Indicator that Long Awaited
-----------------------------------------------------------------------------
Market Turnaround has Arrived
-----------------------------
As previously disclosed, as a result of the effect on new volume commitments kicking in, the Company has experienced a significant increase in volume and revenue since early March. This volume pick-up had been anticipated based upon new commitments and indications of commitments that the Company's sales force was getting from shippers, primarily starting after Labor Day 2002. The Company believes that this recent robust volume is being driven by the reduction in trade lane capacity as discussed in detail in previous releases and conference calls and the superior service and on-time performance delivered by the Company.

Most recently, for the six-week period ending May 9, 2003, a period representing almost half of the second quarter, deployed vessel capacity utilization was 98.3% southbound and 27.7% northbound, which resulted in average weekly revenue of $1,696,030. This average actual weekly revenue level is 16.1% above the overall average weekly revenues for the first quarter of 2003. The Company believes that with a continuation of this revenue level it will be profitable in the second quarter of 2003. Furthermore, based upon increased volume from specific existing accounts, increased customer commitments and actual growing booking trends, the Company believes that these actual volume and revenue levels are sustainable and therefore more indicative of what to expect going forward than any recent actual historical period.

Revenues Increase; Higher Fuel Costs Affect Operating Results
-------------------------------------------------------------
Total revenue for the three months ended March 31, 2003 was $18,986,074, an increase of $1,505,948 or 8.6% compared to the first quarter of 2002. Total southbound volume increased 11.4% compared to the year earlier period. Northbound, total volume increased 24.7% from the year ago period. The effective yield of all of the southbound cargo represented a decrease of 1.4% from the year earlier period. In the northbound lane, the effective yield of all cargo decreased 6.0% from the year ago period.

The Company's Jacksonville-San Juan deployed vessel capacity utilization during the first quarter was 90.3% to Puerto Rico and 22.4% from Puerto Rico compared to 81.1% and 18.3%, respectively, during the first quarter of 2002. Trailer Bridge had an average of 184 tractor units operating on the mainland during the quarter, generating an average of 9,326 miles per month of which 73.2% were loaded compared to 178 tractors generating an average of 9,076 miles per month

Trailer Bridge, Inc.                                                      Page 2
May 14, 2003

at a 79.6% loaded mile factor during the year earlier period. The decrease in loaded mile utilization was primarily due to a large outbound domestic shipper in Jacksonville transitioning from road to rail movements. During the first quarter of 2003, the average inland distance associated with a core southbound load was 564 miles, approximately the same as the 562 mile average distance during the year earlier period.

The operating loss for the first quarter ended March 31, 2003 was $1,818,678, as compared to an operating loss of $587,387 in the prior year period. Approximately five-sixths of that negative variance was due to the net effect of higher fuel costs including the fuel cost imbedded in purchased transportation. Additionally, overall purchased transportation costs were adversely affected by the lower loaded mile percentage experience. At current levels, the Company estimates that each 1% change in the overall loaded mile percentage affects quarterly costs by approximately $75,000. Primarily as a result of the above, the operating ratio was 109.6% during the first quarter of 2003 compared to the 103.3% operating ratio during the year earlier period. Net interest expense of $697,210 was down 3.6% from the year earlier period due primarily to lower interest rates.

The Company's loss before income taxes for the first quarter ended March 31, 2003 was $2,515,888, compared to a pre-tax loss of $1,310,534 in the year earlier period. The effect of income taxes will not be reflected until profitable operations resume. After accretion of preferred stock discount, the net loss per share was $.31 in the first quarter of 2003 compared to a net loss per share of $.13 in the year earlier period.

The Company's cash provided by operating activities for the first quarter of 2003 was $214,383, an improvement of $2.1 million compared to the net cash used in operating activities for the first quarter of 2002. The Company believes this cash flow measure is a particularly important benchmark to follow and notes that this measure also improved by $1.0 million sequentially compared to the fourth quarter of 2002.

John D. McCown, Chairman and CEO, said, "In past releases we have asked for your patience as we took the necessary steps to weather the lane's well-needed shakeout. The effects of these sector events are finally becoming pronounced. All of our real-time performance indicators underscore that the effects of last summer's reduction in two-thirds of excess capacity, the existing barriers to entry and a stable marine freight market, in concert with the superior value offered by the Company's service, are now beginning to take hold to the great benefit of Trailer Bridge and its shareholders."

Trailer Bridge will discuss first quarter results in a conference call at 2:00 P.M. (Eastern Time) on Thursday, May 15th. The dial in number is 800-863-1575. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link. The conference call will be archived and accessible for approximately 90 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

                               (Tables to Follow)

Trailer Bridge, Inc.                                                      Page 3
May 14, 2003


                             TRAILER BRIDGE, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                     Three Months
                                                                                    Ended March 31,
                                                                         --------------------------------------
                                                                               2003                2002
                                                                         -----------------   ------------------
    OPERATING REVENUES                                                     $   18,986,074       $   17,480,126
    OPERATING EXPENSES:
       Salaries wages, and benefits                                             4,171,015            3,973,364
       Rent and purchased transportation:
          Related Party                                                         1,809,000            1,809,000
          Other                                                                 5,371,335            4,394,201
       Fuel                                                                     2,366,311            1,616,323
       Operating and maintenance (exclusive of depreciation shown
          separately below)                                                     4,324,403            4,016,727
       Taxes and licenses                                                         165,439              180,385
       Insurance and claims                                                       829,374              625,771
       Communications and utilities                                               108,663              158,714
       Depreciation and amortization                                              855,273              920,590
       (Gain) loss on sale of equipment                                            (5,263)              68,362
       Other operating expenses                                                   809,202              304,076
                                                                         -----------------   ------------------
                                                                               20,804,752           18,067,513
                                                                         -----------------   ------------------
    OPERATING LOSS                                                             (1,818,678)            (587,387)
    NONOPERATING INCOME  (EXPENSE):
       Interest expense, net                                                     (697,210)            (723,147)
                                                                         --------------------------------------

    LOSS BEFORE BENEFIT FOR INCOME TAXES                                       (2,515,888)          (1,310,534)

    BENEFIT FOR INCOME TAXES                                                            -                    -

                                                                         -----------------   ------------------
    NET LOSS                                                               $   (2,515,888)      $   (1,310,534)

    ACCRETION OF PREFERRED STOCK DISCOUNT                                        (466,494)

                                                                         -----------------   ------------------
    NET LOSS APPLICABLE TO COMMON SHARES                                   $   (2,982,382)      $   (1,310,534)
                                                                         =================   ==================

    PER SHARE AMOUNTS:

    NET LOSS PER SHARE                                                     $        (0.31)      $        (0.13)
                                                                         =================   ==================

    WEIGHTED AVERAGE
       SHARES OUTSTANDING                                                       9,777,500            9,777,500
                                                                         =================   ==================

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